Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS IMPROVED THIRD QUARTER RESULTS

Company updates 2009 outlook and discusses business drivers for 2010

TAMPA, October 30, 2009 — TECO Energy, Inc. (NYSE:TE) today reported third quarter net income of $64.8 million or $0.30 per share, compared to $58.2 million or $0.28 per share in the third quarter of 2008.

Third-quarter 2009 non-GAAP results from continuing operations, which exclude charges and gains, were $85.6 million compared to net income of $58.2 million in the 2008 period (see the Results Reconciliation table later in this release).

Year-to-date net income and earnings per share were $160.4 million or $0.75 per share in 2009, compared to $140.4 million or $0.67 per share in the same period in 2008.

Year-to-date 2009 non-GAAP results from continuing operations, which exclude charges and gains, were $176.1 million compared to non-GAAP results of $141.0 million in the 2008 period (see the Results Reconciliation table later in this release).

Included in the $20.8 million of third quarter charges were $15.4 million of restructuring charges at Tampa Electric, Peoples Gas and TECO Energy, the write-off of $5.2 million of project development costs at Tampa Electric primarily related to the Polk Unit 6 IGCC plant, and $0.2 million associated with the sale of student loan securities in the third quarter. Year-to-date net income in 2009 included the third-quarter items, and an $8.7 million net gain on the sale of TECO Guatemala’s 16.5% interest in the Central American fiber optic telecommunications provider Navega, and a $3.6 million valuation adjustment charge to student loan securities held at TECO Energy. Year-to-date 2008 net income included a $0.6 million charge for adjustments to previously estimated costs associated with the sale of TECO Transport (see the Results Reconciliation table later in this release).

TECO Energy Chairman and CEO Sherrill Hudson said, “Our results this quarter reflect the restructuring actions taken to create a leaner, more nimble organization, and to position the utilities to earn their allowed returns despite the weakened Florida economy. Like others, we are seeing some signs in the local and national economies that the worst of the recession may be over and that economic conditions are starting to slowly improve. We expect that improving economic conditions and the benefits from our restructuring actions should lead to improved results in 2010.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release. Non-GAAP results in the third quarter, year-to-date and 12-months ended periods exclude the charges and gains described in the operating company discussions. Non-GAAP Results Excluding Synthetic Fuel excluded charges and gains and also excluded the earnings benefits associated with the production of synthetic fuel in the 12-months ended Sept. 30, 2008 period. For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section and Results Reconciliation table later in this release.

Results Comparisons
	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30
(millions)	2009	2008	2009	2008	2009	2008
Net income	$64.8	$58.2	$160.4	$140.4	$182.4	$314.3
Net income from continuing operations	$64.8	$58.2	$160.4	$140.4	$182.4	$314.3
Non-GAAP Results With Synthetic Fuel	$85.6	$58.2	$176.1	$141.0	$218.4	$186.5
Non-GAAP Results Excluding Synthetic Fuel	$85.6	$58.2	$176.1	$141.0	$218.4	$188.7

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits or costs for the periods shown.

Segment Information	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30
(millions)
Net Income (loss)	2009	2008	2009	2008	2009	2008
Tampa Electric	$54.3	$50.6	$121.1	$106.7	$150.0	$135.7
Peoples Gas System	3.4	2.6	19.2	17.9	28.5	24.2
TECO Coal	11.6	3.7	29.7	15.4	32.4	22.6
TECO Guatemala	8.1	11.7	29.2	37.1	28.9	48.6
Parent/other	(12.6)	(10.4)	(38.8)	(36.7)	(57.4)	76.2
TECO Transport(1)	—	—	—	—	—	7.0

Net income from continuing operations	64.8	58.2	160.4	140.4	182.4	314.3
Discontinued operations(1)	—	—	—	—	—	—

Total net income	$64.8	$58.2	$160.4	$140.4	$182.4	$314.3

(1)	Due to the ongoing contractual relationship for solid fuel waterborne transportation services, TECO Transport was not classified as a discontinued operation and is included in TECO Energy’s historical results through the sale in December 2007.

Operating Company Results

All amounts included in the operating company and Parent/other results discussions are after tax, unless otherwise noted.

Tampa Electric

Tampa Electric reported net income for the third quarter of $54.3 million, compared with $50.6 million for the same period in 2008. Tampa Electric had third quarter non-GAAP results of $70.6, which excluded $11.1 million of restructuring charges and the $5.2 million write-off of project development costs primarily related to the Polk Unit 6 IGCC project (see the Results Reconciliation table later in this release). There were no non-GAAP adjustments to the 2008 quarter. Results for the quarter reflected 15.0% higher base revenues due to the increase in base rates effective May 7, 2009, higher earnings on nitrogen oxide (NOx) control projects, a 0.1% lower average number of customers, and slightly higher operations and maintenance expenses. Net income included $2.5 million of Allowance for Funds Used During Construction (AFUDC) - equity, which represents allowed equity cost capitalized to construction costs, related to the installation of NOx control equipment, coal rail unloading facilities and combustion turbines for peak loads, compared with $1.3 million in the 2008 period.

In the third quarter of 2009, there was no reduction in net income due to the previous waterborne transportation disallowance for the transportation of solid fuel, which reduced net income $2.4 million in the 2008 period. In November 2008, the Florida Public Service Commission (FPSC) approved Tampa Electric’s fuel adjustment filing, which included full recovery of waterborne transportation costs under new contracts effective Jan. 1, 2009. This approval eliminated the annual reduction in net income that occurred in 2004 through 2008 during the previous transportation contract.

Total retail energy sales decreased less than 1.0% in the third quarter of 2009, compared to the same period in 2008. Total degree days in Tampa Electric’s service area were 2% above normal and 10% above the third quarter of 2008, which drove a 1.5% increase in sales to residential customers and partially offset lower sales to commercial and non-phosphate industrial customers. Pretax base revenues increased approximately $33 million in the third quarter due to higher base rates approved by the Florida Public Service Commission for Tampa Electric effective May 7, 2009, which were partially offset by the lower number of customers.

Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses and non-GAAP charges, increased $1.6 million primarily due to higher power generating unit maintenance.

Compared to the third quarter of 2008, depreciation expense increased $2.2 million, reflecting additions to facilities to serve customers. Interest expense at Tampa Electric increased slightly due to higher long-term debt balances outstanding, and interest income decreased due to lower interest rates and lower under-recovered fuel balances on which interest is accrued.

Year-to-date net income was $121.1 million, compared with $106.7 million in the 2008 period. Year-to-date non-GAAP results were $137.4 million, which excluded the third-quarter items noted above (see the Results Reconciliation table later in this release). There were no non-GAAP adjustments to the 2008 period. These results were driven primarily by the higher base revenues from the new base rates and higher earnings on NOx control projects, partially offset by 0.2% lower average number of customers and higher operations and maintenance expenses. Net income included $8.3 million of AFUDC - equity related to the installation of NOx control equipment and combustion turbines for peak loads, compared with $4.3 million in the 2008 period. Sales volumes to other utilities declined 47% from the 2008 period, reflecting lower demand. In the 2009 year-to-date period, there was no reduction in net income due to the waterborne transportation disallowance for the transportation of solid fuel, compared to a $6.3 million reduction in the 2008 period.

In the 2009 year-to-date period, total retail energy sales decreased 1.8% compared to the 2008 period, driven primarily by the economy, weather in the second quarter, and the 0.2%

decline in the average number of customers. Total degree days in Tampa Electric’s service area were 3% above normal and 8% above the prior year; however, extended periods of rain reduced sales in the second quarter. Colder winter weather in the first quarter contributed to a 0.8% increase in sales to the weather-sensitive residential customer class, while sales to commercial and industrial customers declined, primarily due to economic conditions. Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses and non-GAAP items noted in the third quarter, increased $5.1 million. The increase included the write-off of $0.6 million of disallowed rate case expenses, $1.8 million higher employee-related expenses, $1.6 million higher tree trimming expense, $1.0 million higher transmission and distribution system storm damage reserve accrual, and $1.2 million higher power generating unit maintenance partially offset by cost reductions in other operating areas. Bad-debt expense was $0.4 million higher in the 2009 year-to-date period than in 2008.

Compared to the 2008 year-to-date period, depreciation expense increased $6.2 million, reflecting additions to facilities to serve customers. Interest expense at Tampa Electric increased slightly due to higher long-term debt balances outstanding.

Peoples Gas

Peoples Gas reported net income of $3.4 million for the third quarter, compared to $2.6 million in the same period in 2008. Non-GAAP results, which exclude $2.8 million of restructuring costs, were $6.2 million in the third quarter of 2009 (see the Results Reconciliation table later in this release). There were no non-GAAP adjustments to the 2008 quarter. Quarterly results reflect a 0.3% lower average number of customers due to the weak Florida housing market, decreased sales to residential customers and increased sales to commercial customers due to several higher volume new customers and conversion of propane customers to natural gas. Base revenues increased due to the higher permanent base rates that became effective June 18, 2009. Gas transported for power generation customers increased in 2009, compared to the third quarter of 2008 when high natural gas prices reduced demand for natural gas for power generation. Lower sales volumes to industrial customers reflected economic conditions and reduced operations by industries sensitive to the housing market, such as cement plants. Off-system sales volumes, which are very low margin sales, decreased due to lower spot sales to power generation customers. Excluding restructuring charges, non-fuel operations and maintenance expense was essentially unchanged from 2008 levels due to cost control efforts by the operating areas. Results also reflect increased depreciation expense due to routine plant additions.

Peoples Gas reported net income of $19.2 million for the year-to-date period, compared to $17.9 million in the same period in 2008. Year-to-date non-GAAP results, which exclude the third quarter restructuring charges, were $22.0 million (see the Results Reconciliation table later in this release). There were no non-GAAP adjustments to the 2008 period. Results reflect a 0.2% lower average number of customers. Residential customer usage increased due to colder winter weather in the first quarter of 2009, compared to the very mild winter weather in 2008. Gas transported for power generation customers increased over the 2008 year-to-date period due to lower natural gas prices, which made it a more economical generating fuel choice. Excluding restructuring charges, non-fuel operations and maintenance expense increased due to higher pipeline integrity costs and the $0.4 million write-off of disallowed rate case expenses.

TECO Coal

In 2009, TECO Coal achieved third quarter net income of $11.6 million on sales of 2.3 million tons, compared to $3.7 million on sales of 2.2 million tons in the same period in 2008. Results reflect an average net per-ton selling price, excluding transportation allowances, of more than $73 per ton, almost 20% higher than 2008. Compared to prior 2009 quarters, metallurgical coal sales increased in the third quarter due to slightly higher operating rates at steel producers, although economic conditions continue to keep demand for steel products at lower levels worldwide. In the third quarter of 2009, the all-in total per-ton cost of production increased to almost $67 per ton, 9% over 2008’s level, and above the cost guidance range previously provided, but on lower tons than previously forecast. Cost increased in the third quarter due to reclamation work at surface mines that were closed earlier in the year due to weak demand. Due to tax percentage depletion differences between periods, in the third quarter of 2009 TECO Coal’s effective income tax rate was a more normal 24% compared to 20% in the 2008 period. Third quarter net income in 2008 included a $2.6 million benefit from a contract settlement related to future coal sales.

TECO Coal recorded year-to-date net income of $29.7 million on sales of 6.8 million tons in 2009, compared to $15.4 million on sales of 7.1 million tons in the 2008 period. The year-to-date sales mix was driven by the same factors as the third quarter. At $71 per ton, the 2009 year-to-date average net per-ton selling price was almost 20% above the 2008 average selling price. At $66 per ton, the all-in total per-ton cost of production was 14% higher than 2008, as expected. In the 2009 year-to-date period, TECO Coal’s effective income tax rate was 18% compared to 13% in the 2008 period.

TECO Guatemala

TECO Guatemala reported third quarter net income of $8.1 million in 2009, compared to $11.7 million in the 2008 period. Year-to-date 2009 net income was $29.2 million, compared to $37.1 million in the 2008 period. Year-to-date 2009 non-GAAP results were $20.5 million, which exclude the $8.7 million gain on the sale of the telecommunication company, Navega, recorded in the first quarter (see the Results Reconciliation table later in this release). There were no non-GAAP adjustments to 2008 results in either period.

Lower contract and spot energy sales and lower capacity payments due to the unplanned outages at the San José Power Station reduced net income $3.5 million in the third quarter of 2009. The 2009 results reflect $1.3 million of lower net income from the distribution company, EEGSA, as a result of the reduction in the Value Added Distribution tariff (VAD) in August 2008, partially offset by customer and energy sales growth, and cost reduction actions by EEGSA to offset the impact of the lower VAD. Results for the quarter included a $1.2 million benefit associated with the final settlement of contingencies related to Central American interests previously sold.

Lower year-to-date results reflect the impact of unplanned outages at the San José Power Station and lower net income from EEGSA as a result of the VAD reduction. Results for both the quarter and year-to-date periods reflect the absence of earnings from the telecommunications company, Navega, which was sold in March. Year-to-date results in 2009 for the distribution utility (EEGSA) and affiliated companies also include a $2.5 million benefit related to an adjustment to previously estimated year-end equity balances, compared to a similar $3.1 million benefit in 2008.

Parent/other

The cost for “Parent/other” in the third quarter of 2009 was $12.6 million, compared to a cost of $10.4 million in the same period in 2008. The third quarter non-GAAP cost was $10.9 million, which excluded $1.5 million of restructuring costs and a $0.2 million charge associated with the sale of student-loan securities in the third quarter (see the Results Reconciliation table later in this release). The year-to-date Parent/other cost was $38.8 million in 2009, compared to $36.7 million in the 2008 period. The 2009 year-to-date Parent/other non-GAAP cost was $33.6 million, excluding the third quarter items and the $3.6 million valuation adjustment recorded in the first quarter on student-loan securities held at TECO Energy parent. In 2008, the year-to-date non-GAAP cost for Parent/other was $36.1 million excluding the $0.6 million after-tax adjustment to previously estimated transaction costs related to the sale of TECO Transport (see the Results Reconciliation table later in this release). Results in the third quarter included a $1.5 million gain on the sale of a lease, the final asset held in a leveraged lease portfolio. Year-to-date results in 2009 included a $2.6 million benefit from a sale of property by TECO Properties.

Cash and Liquidity

The table below sets forth the Sept. 30, 2009 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

Balances as of Sept. 30, 2009

(millions)	Consolidated	Tampa Electric Company	Unregulated Companies	Parent

Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	67.8	54.7	—	13.1

Available credit facilities	607.2	420.3	—	186.9
Cash and short-term investments	45.5	6.7	17.7	21.1

Total liquidity	$652.7	$427.0	$17.7	$208.0

Consolidated other cash and short-term investments includes $17.7 million of cash at the unregulated operating companies for normal operations. In addition to consolidated cash, as of Sept. 30, 2009 unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $16.7 million, which are not included in the table above.

2009 Earnings Outlook

In July, TECO Energy updated its outlook for 2009 earnings per share to be within a range of $1.00 and $1.15 per share, excluding charges and gains, and continues to expect earnings to be within that range.

The 2009 guidance was provided in the form of a range to allow for varying outcomes with respect to important variables, such as the timing of the start of an economic recovery, weather and customer usage at the Florida utilities, pricing and demand for production at TECO Coal for uncontracted tons and the potential impact of the world-wide economic slowdown on coal demand. The upper end of the guidance range included TECO Coal’s full sales forecast of

9.9 million tons, including the 0.4 million tons that were unsold at that time, at an average selling price of $73 per ton and an average all-in, total cost of production in a range between $63 and $66 per ton. At the same time, Tampa Electric forecasted that an economic recovery would begin later in 2009 and expected 0.1% customer growth for the year with energy sales growth slightly above that.

Consistent with the guidance initially provided in May, for the remainder of 2009 Tampa Electric will benefit from the higher base rates that became effective in May and August. Tampa Electric and Peoples Gas have continued to experience lower numbers of retail customers and continued economic weakness in the areas served, which has reduced sales to commercial and industrial customers. Both utilities are focused on managing costs to offset the lower number of customers and lower energy sales forecasts than were included in their base rate proceedings. Tampa Electric now expects a slower recovery than previously forecast with the number of customers unchanged from 2008, compared to the previous forecast of 0.1% customer growth. Absent periods of temperature extremes, energy sales to residential customers are lower due to voluntary conservation and the impact of the weak economy. Operations and maintenance expenses are expected to increase in the fourth quarter due to scheduled generating unit maintenance periods. Peoples Gas will benefit from higher base rates that were effective June 18, but expects the weak Florida economy to continue to reduce sales to commercial and industrial customers. The rate design approved by the FPSC in Peoples Gas’ base rate proceeding makes it less volume and weather sensitive especially for residential customers.

At TECO Coal, while there have been small improvements in the international metallurgical coal markets, demand for both metallurgical coal and domestic steam coal remains weak due to the economic conditions and lower electricity sales to commercial and industrial customers nationwide. TECO Coal continues to expect total sales volumes below prior guidance due to the 0.4 million tons of metallurgical coal that remains unsold and the possible net deferral of up to 0.7 million tons of steam and metallurgical coal from 2009 into 2010 and 2011. Due to less metallurgical coal in the product mix, the average per-ton selling price is expected to be $1.00 to $2.00 below the previously provided $73 per ton guidance. TECO Coal expects the all-in total cost of production to be within the previously provided range but towards the high end reflecting the lower volume. TECO Coal’s effective income tax rate is now expected to be near 20% in 2009.

TECO Guatemala previously indicated earnings for 2009 would be lower than 2008 levels and that outlook remains unchanged. Repairs were completed on the San José Power Station and the unit returned to service July 2. Due to the extended unplanned outages at the San José Power Station, the capacity payments received under the contract will be reduced through the remainder of 2009. The selling price of power generated by the San José Power Station has remained competitive with other generating resources in Guatemala and the plant has operated above the contract minimum 65% capacity factor since its return to service, and the station is expected to run at 65% capacity factor or more for the remainder of the year. TECO Guatemala benefited from the second quarter adjustment to previously estimated year-end equity balances, and the DECA II companies continue to seek opportunities to offset the impact of the 2008 VAD decision.

2010 Business Driver Outlook

Tampa Electric and Peoples Gas are in the process of streamlining the organizations under a single management team and implementing new organizational structures following the restructuring actions taken in the third quarter of 2009. These actions are expected to reduce operations and maintenance expenses in 2010 to offset the approximately $40 million revenue shortfall compared to the revenue projections filed in their base rate cases to enable the utilities to earn the authorized returns on equity set in their recent rate cases. Florida now expects to see a return of economic growth in mid-2010. Tampa Electric and Peoples Gas will have the full year benefit of the base rate increases implemented in 2009. In addition, subject to review by the FPSC staff for cost, in-service and need, Tampa Electric will have the second step increase related to the five combustion turbines and the rail unloading facilities placed in service in 2009 effective Jan. 1, 2010. Economists are forecasting a recovery in the Florida economy starting about the middle of 2010, which is later than previously forecast. Tampa Electric’s 2010 customer growth is now expected to be less than previously forecast. Peoples Gas expects the number of customers to remain essentially unchanged in 2010 compared to 2009.

TECO Coal has about 7.8 million tons of expected 2010 production contracted and priced at an average price of more than $74 per ton. The sold tons are primarily steam coal and do include some metallurgical and specialty stoker coal. Margins are expected to improve in 2010 due to lower production costs.

TECO Guatemala expects improved operating and financial performance at the San José Power Station following the extended unplanned outages in 2009, and as the contract capacity payments are expected to increase as the 12-month rolling average capacity factor improves. While there have been hearings in the Guatemalan courts, and Iberdrola has filed for an international arbitration panel under the bilateral trade agreement between Spain and Guatemala, the issue with the VAD remains unresolved with no firm schedule to resolve this matter. TECO Guatemala has entered negotiations with the Guatemalan regulatory authorities regarding the September 2010 renewal of the power sales contract for the Alborada Power Station. If the contract is not renewed the plant would operate without a contract and sell power in the spot market.

Non-GAAP Presentation

The “Results Reconciliation” table below presents non-GAAP financial results after elimination of the effects of certain identified gains and charges in the 2009 and 2008 quarterly periods and earnings from the production of synthetic fuel in the 12-months ended 2008 period. The production of synthetic fuel ended in December 2007 upon the expiration of the Federal tax credit program associated with the production of synthetic fuel. This non-GAAP presentation provides investors additional information to compare 2009 results, which include no synthetic fuel production, to 12-month ended 2008 results, which included synthetic fuel production.

Management believes it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units, and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

Results Reconciliation (millions)	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30
	2009	2008	2009	2008	2009	2008
GAAP net income	$64.8	$58.2	$160.4	$140.4	$182.4	$314.3

Exclude discontinued operations	—	—	—	—	—	—

GAAP net income from continuing operations	$64.8	$58.2	$160.4	$140.4	$182.4	$314.3

Add restructuring charges	15.4	—	15.4	—	15.4	—
Add project development cost write-off	5.2	—	5.2	—	5.2	—
Add TECO Transport transaction costs and final adjustments recorded at TECO Energy parent	—	—	—	0.6	(3.2)	3.9
Exclude TECO Transport depreciation	—	—	—	—	—	(2.5)
Exclude gain on TECO Transport sale	—	—	—	—	—	(149.4)
Add parent debt extinguishment	—	—	—	—	—	20.2
Exclude gain on sale of Navega	—	—	(8.7)	—	(8.7)	—
Add valuation adjustment on auction rate securities	0.2	—	3.8	—	3.8	—
Add Tampa Electric waterborne transportation audit adjustment	—	—	—	—	1.9	—
Add taxes on repatriated cash and investments	—	—	—	—	21.6	—

Total charges and gains	20.8	—	15.7	0.6	36.0	(127.8)

Non-GAAP results from continuing operations (1)	$85.6	$58.2	$176.1	$141.0	$218.4	$186.5

Synthetic fuel cost / (benefit)	—	—	—	—	—	2.2

Non-GAAP results excluding synthetic fuel	$85.6	$58.2	$176.1	$141.0	$218.4	$188.7

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts that are included or excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community at the Edison Electric Institute Financial Conference at 11:15 AM Eastern time, Tuesday, November 3, 2009. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity price and operating cost changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in the U.S. federal tax code on earnings from foreign investments that could reduce earnings; the ability to increase the utilization of the coal-fired San José Power Station versus competing oil-fired generators during a period of lower oil prices; and the ultimate outcome of efforts to revise the significantly lower EEGSA VAD tariff rates implemented by regulatory authorities in Guatemala effective Aug. 1, 2008 affecting TECO Guatemala’s results. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2008, and as updated in periodic filings with the SEC.

Summary Information as of September 30, 2009
	3 months ended		9 months ended		12 months ended
(millions except per share amounts)
	2009	2008	2009	2008	2009	2008
Revenues	$896.3	$926.1	$2,545.5	$2,605.0	$3,315.8	$3,463.3

Net income	$64.8	$58.2	$160.4	$140.4	$182.4	$314.3

Earnings (loss) per share – basic	$0.30	$0.28	$0.75	$0.67	$0.86	$1.50

Earnings (loss) per share – diluted	$0.30	$0.27	$0.75	$0.66	$0.86	$1.49
Average common shares outstanding – basic	211.9	211.2	211.7	210.4	211.6	210.2
Average common shares outstanding – diluted	213.2	212.6	212.8	211.7	212.6	211.4

Contact:	News Media: Rick Morera - (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

SEPTEMBER 2009

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
(millions except share data)	2009	2008	2009	2008	2009	2008

Revenues
Regulated electric and gas	$719.3	$782.1	$2,036.0	$2,152.3	$2,661.9	$2,818.6
Unregulated	177.0	144.0	509.5	452.7	653.9	644.7

Total revenues	896.3	926.1	2,545.5	2,605.0	3,315.8	3,463.3

Expenses
Regulated operations
Fuel	253.5	263.7	707.7	603.5	923.5	810.7
Purchased power	46.3	65.0	144.6	262.8	187.2	327.1
Cost of natural gas sold	47.5	134.9	186.7	387.7	275.7	478.1
Other	87.1	72.9	245.1	216.1	306.7	295.3
Operation other expense
Mining related costs	123.2	108.9	352.6	332.9	460.3	453.5
Waterborne transportation costs	0.0	0.0	0.0	0.0	0.0	42.4
Other	3.5	4.0	11.9	13.9	16.2	19.3
Maintenance	46.3	41.4	144.9	133.0	185.7	179.0
Depreciation and amortization	72.8	66.7	213.8	196.6	283.3	262.0
Restructuring charges	25.0	0.0	25.0	0.0	25.0	0.0
Loss / (Gain) on sale, net of transaction related costs	0.0	0.0	0.0	0.9	0.0	(241.5)
Taxes, other than income	56.1	52.1	172.4	161.1	222.9	212.0

Total expenses	761.3	809.6	2,204.7	2,308.5	2,886.5	2,837.9

Income from operations	135.0	116.5	340.8	296.5	429.3	625.4

Other income (expense)
Allowance for other funds used during construction	2.5	1.3	8.3	4.3	10.3	5.2
Other income	1.2	7.9	21.3	17.2	25.6	29.2
Loss on debt exchange / extinguishment	0.0	0.0	0.0	0.0	0.0	(32.9)
Income from equity investments	11.3	18.5	33.0	57.5	48.4	75.6

Total other income	15.0	27.7	62.6	79.0	84.3	77.1

Interest charges
Interest expense	58.2	57.9	173.2	172.7	231.8	234.1
Allowance for borrowed funds used during construction	(0.9)	(0.5)	(3.2)	(1.7)	(4.0)	(2.0)

Total interest charges	57.3	57.4	170.0	171.0	227.8	232.1

Income before provision for income taxes	92.7	86.8	233.4	204.5	285.8	470.4
Provision for income taxes	27.9	28.6	73.0	64.1	103.4	173.6

Income before Noncontrolling Interest	64.8	58.2	160.4	140.4	182.4	296.8
Noncontrolling Interest	0.0	0.0	0.0	0.0	0.0	17.5

Income from Continuing Operations	64.8	58.2	160.4	140.4	182.4	314.3

Net income	$64.8	$58.2	$160.4	$140.4	$182.4	$314.3

Average common shares outstanding – basic (millions)	211.9	211.2	211.7	210.4	211.6	210.2
Average common shares outstanding – diluted (millions)	213.2	212.6	212.8	211.7	212.6	211.4

Earnings per average common share outstanding:
Earnings per share from continuing operations – basic	0.30	0.28	0.75	0.67	0.86	1.50
Earnings per share from continuing operations – diluted	0.30	0.27	0.75	0.66	0.86	1.49

Earnings per share – basic	0.30	0.28	0.75	0.67	0.86	1.50
Earnings per share – diluted	0.30	0.27	0.75	0.66	0.86	1.49

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	September 30, 2009	December 31, 2008

Assets
Current assets
Cash and cash equivalents	$45.5	$12.2
Short-term investments	0.0	2.4
Receivables	336.6	285.9
Inventories at average cost
Fuel	131.9	90.2
Materials and supplies	68.7	72.8
Current derivative assets	2.0	0.0
Income tax receivables	0.4	3.5
Prepayments and other current assets	27.4	25.8
Current regulatory assets	115.7	272.6

Total current assets	728.2	765.4

Property, plant and equipment
Utility plant in service
Electric	5,965.5	5,528.3
Gas	1,005.6	964.4
Construction work in progress	330.5	463.5
Other property	369.9	354.8

Property plant and equipment at original cost	7,671.5	7,311.0
Accumulated depreciation	(2,193.8)	(2,089.7)

Total property, plant and equipment, net	5,477.7	5,221.3

Other assets
Deferred income taxes	247.2	333.8
Other investments	0.0	21.3
Long-term regulatory assets	307.2	325.3
Investment in unconsolidated affiliates	283.8	284.0
Goodwill	59.4	59.4
Long-term derivative assets	0.8	0.1
Deferred charges and other assets	119.9	136.8

Total other assets	1,018.3	1,160.7

Total assets	$7,224.2	$7,147.4

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$106.5	$5.5
Non-recourse	1.4	1.4
Notes payable	60.0	93.0
Accounts payable	248.9	304.4
Other current liabilities	20.6	15.3
Customer deposits	150.5	144.6
Current derivative liabilities	59.3	132.1
Interest accrued	82.4	45.1
Taxes accrued	58.5	21.2
Current regulatory liabilities	49.1	21.7

Total current liabilities	837.2	784.3

Other liabilities
Investment tax credits	10.9	11.2
Long-term regulatory liabilities	589.9	588.2
Long-term derivative liabilities	3.6	19.4
Deferred credits and other liabilities	515.1	530.0
Long-term debt, less amount due within one year
Recourse	3,195.5	3,199.0
Non-recourse	6.2	7.6

Total other liabilities	4,321.2	4,355.4

Total Liabilities	5,158.4	5,139.7
Capital
Common equity	213.7	212.9
Additional paid in capital	1,527.3	1,518.2
Retained earnings	355.0	322.6
Accumulated other comprehensive loss	(30.2)	(46.0)

Total capital	2,065.8	2,007.7

Total liabilities and capital	$7,224.2	$7,147.4

Book Value Per Share	$9.66	$9.43

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
(millions)	2009	2008	2009	2008	2009	2008

Cash flows from operating activities
Net income	$64.8	$58.2	$160.4	$140.4	$182.4	$314.3

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	72.8	66.7	213.8	196.6	283.3	262.0
Deferred income taxes	27.5	29.8	73.0	69.5	98.8	163.7
Investment tax credits, net	(0.1)	0.0	(0.3)	(1.0)	(0.4)	(1.5)
Allowance for other funds used during construction	(2.5)	(1.3)	(8.3)	(4.3)	(10.3)	(5.2)
Non-cash stock compensation	3.9	1.8	8.6	7.9	10.4	9.6
Loss / (Gain) on sales of business / assets, pretax	3.1	(0.3)	(15.5)	(1.4)	(15.7)	(220.3)
Noncash debt extinguishment / exchange, pretax	0.0	0.0	0.0	0.0	0.0	2.6
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	(9.5)	(18.5)	(9.2)	(25.3)	(6.7)	(36.0)
Noncontrolling interest	0.0	0.0	0.0	0.0	0.0	(17.5)
Derivatives marked to market	0.0	0.0	0.0	0.0	0.0	(34.0)
Deferred recovery clause	28.1	(24.7)	111.4	(117.1)	112.7	(71.5)
Receivables, less allowance for uncollectibles	(26.9)	(10.6)	(50.7)	(44.6)	3.9	45.5
Inventories	9.8	(1.3)	(37.6)	(9.2)	(37.3)	15.0
Prepayments and other current assets	(2.3)	(1.1)	(1.6)	(3.2)	(1.2)	(0.4)
Taxes accrued	12.0	7.9	39.2	23.6	0.8	(3.3)
Interest accrued	34.1	32.4	37.1	47.4	2.2	(2.7)
Accounts payable	(17.7)	(64.6)	(27.3)	12.3	(48.0)	24.8
Other	14.8	12.8	46.9	34.1	27.1	20.5

	211.9	87.2	539.9	325.7	602.0	465.6

Cash flows from investing activities
Capital expenditures	(131.6)	(136.8)	(499.4)	(402.5)	(686.4)	(537.2)
Allowance for other funds used during construction	2.5	1.3	8.3	4.3	10.3	5.2
Net proceeds from sale of business / assets	0.3	3.6	29.5	(3.7)	33.8	340.7
Restricted cash	0.3	(0.1)	0.5	(0.1)	0.5	29.9
Distributions from / (Contributions to) unconsolidated affiliates	(0.2)	0.0	(0.2)	13.2	(0.2)	13.8
Other investments	7.4	0.0	17.1	76.2	17.0	103.5

	(121.3)	(132.0)	(444.2)	(312.6)	(625.0)	(44.1)

Cash flows from financing activities
Dividends	(42.8)	(42.6)	(128.1)	(126.1)	(170.6)	(167.2)
Proceeds from sale of common stock	1.1	0.9	3.5	20.9	4.4	25.1
Proceeds from long-term debt	102.1	(0.1)	102.1	327.8	102.1	327.8
Repayment of long-term debt / Purchase in lieu of redemption	(5.5)	(5.7)	(6.9)	(293.8)	(6.9)	(591.0)
Debt exchange premiums	0.0	0.0	0.0	0.0	0.0	(21.2)
Noncontrolling interest	0.0	0.0	0.0	0.0	0.0	21.4
Net increase (decrease) in short-term debt	(128.0)	13.0	(33.0)	(12.0)	47.0	(60.0)
	(73.1)	(34.5)	(62.4)	(83.2)	(24.0)	(465.1)

Net increase (decrease) in cash and cash equivalents	17.5	(79.3)	33.3	(70.1)	(47.0)	(43.6)
Cash and cash equivalents at beginning of period	28.0	171.8	12.2	162.6	92.5	136.1

Cash and cash equivalents at end of period	$45.5	$92.5	$45.5	$92.5	$45.5	$92.5

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric		Peoples Gas		TECO Coal	TECO Guatemala		TECO Transport	TWG Merchant	Other & Eliminations		TECO Energy
Three months ended September 30,
2009	Revenues - outsiders	$620.6		$98.7		$175.1	$1.9		$—	$—			$896.3
	Sales to affiliates	0.3		2.3		—	—		—	—	(2.6)		—

	Total revenues	620.9		101.0		175.1	1.9		—	—	(2.6)		896.3
	Equity Earnings in Unconsolidated Affiliates	—		—		—	11.3		—	—	—		11.3
	Depreciation	50.8		11.1		10.6	0.2		—	—	0.1		72.8
	Restructuring charges	18.1		4.5		—	—		—	—	2.4		25.0
	Total interest charges (1)	29.8		4.6		1.8	3.3		—	—	17.8		57.3
	Allocated interest expense (income) included above (1)	—		—		1.6	3.2		—	—	(4.8)		—
	Provision (Benefit) for income taxes	31.9		2.2		3.7	1.1		—	—	(11.0)		27.9
	Net income (loss) from continuing operations	$54.3	(3)	$3.4	(4)	$11.6	$8.1		$—	$—	$(12.6	)(2)	$64.8

2008	Revenues - outsiders	$601.5		$180.6		$142.0	$1.8		$—		$0.2		$926.1
	Sales to affiliates	0.3		—		—	—		—	—	(0.3)		—

	Total revenues	601.8		180.6		142.0	1.8		—		(0.1)		926.1
	Equity Earnings in Unconsolidated Affiliates	—		—		—	18.5		—		—		18.5
	Depreciation	46.6		10.6		9.3	0.2		—		—		66.7
	Restructuring charges	—		—		—	—		—		—		—
	Total interest charges (1)	28.7		4.8		1.7	3.9		—		18.3		57.4
	Allocated interest expense (income) included above (1)	—		—		1.4	3.8		—		(5.2)		—
	Provision (Benefit) for income taxes	33.1		1.6		0.4	2.1		—		(8.6)		28.6
	Net income (loss) from continuing operations	$50.6		$2.6		$3.7	$11.7		$—		$(10.4)		$58.2

Nine months ended September 30,													0
2009	Revenues - outsiders	$1,691.1		$344.9		$503.4	$6.0			$—	0.1		$2,545.5
	Sales to affiliates	1.0		12.2		—	—			—	(13.2)		—

	Total revenues	1,692.1		357.1		503.4	6.0			—	(13.1)		2,545.5
	Equity Earnings in Unconsolidated Affiliates	—		—		—	33.0			—	—		33.0
	Depreciation	148.1		32.9		32.0	0.6			—	0.2		213.8
	Restructuring charges	18.1		4.5		—	—			—	2.4		25.0
	Total interest charges (1)	86.6		14.1		5.5	9.6			—	54.2		170.0
	Allocated interest expense (income) included above (1)	—		—		4.8	9.4			—	(14.2)		—
	Provision (Benefit) for income taxes	69.1		12.3		6.7	10.7			—	(25.8	)(6)	73.0
	Net income (loss) from continuing operations	$121.1		$19.2		$29.7	$29.2	(5)		$—	$(38.8	)(6)	$160.4

2008	Revenues - outsiders	$1,608.4		$543.9		$446.3	$6.1		$—		$0.3		$2,605.0
	Sales to affiliates	1.0		—		—	—		—		(1.0)		—

	Total revenues	1,609.4		543.9		446.3	6.1		—	—	(0.7)		2,605.0
	Equity Earnings in Unconsolidated Affiliates	—		—		—	57.5		—		—		57.5
	Depreciation	136.8		31.2		27.8	0.6		—		0.2		196.6
	Restructuring charges	—		—		—	—		—		—		—
	Total interest charges (1)	86.0		13.5		6.2	11.4		—		53.9		171.0
	Allocated interest expense (income) included above (1)	—		—		5.2	11.2		—		(16.4)		—
	Provision (Benefit) for income taxes	65.2		11.4		2.5	6.1		—		(21.1)		64.1
	Net income (loss) from continuing operations	106.7		17.9		15.4	37.1		—		(36.7)		$140.4

Twelve months ended September 30,
2009	Revenues - outsiders	$2,172.5		$489.3		$645.4	$8.3		$—	$—	$0.3		$3,315.8
	Sales to affiliates	1.3		12.3		—	—		—	—	(13.6)		—

	Total revenues	2,173.8		501.6		645.4	8.3		—	—	(13.3)		3,315.8
	Equity Earnings in Unconsolidated Affiliates	—		—		—	48.0		—	—	0.4		48.4
	Depreciation	196.9		43.6		41.8	0.8		—	—	0.2		283.3
	Restructuring charges	18.1		4.5		—	—		—	—	2.4		25.0
	Total interest charges (1)	115.3		18.8		7.3	13.5		—	—	72.9		227.8
	Allocated interest expense (income) included above (1)	—		—		6.3	13.2		—	—	(19.5)		—
	Provision (Benefit) for income taxes	85.8		18.1		6.5	19.4		—	—	(26.4	)(6)	103.4
	Net income (loss) from continuing operations	$150.0	(7)	$28.5		$32.4	$28.9	(5)	$—	$—	$(57.4	)(6)(8)	$182.4

2008	Revenues - outsiders	$2,132.9		$685.7		$594.1	$8.2		$42.1		$0.3		$3,463.3
	Sales to affiliates	1.5		—		—	—		17.0		(18.5)		—

	Total revenues	2,134.4		685.7		594.1	8.2		59.1	—	(18.2)		3,463.3
	Equity Earnings in Unconsolidated Affiliates	—		—		—	75.6		—		—		75.6
	Depreciation	182.2		41.4		37.3	0.8		—		0.3		262.0
	Restructuring charges	—		—		—	—		—		—		—
	Total interest charges (1)	114.1		17.7		9.4	15.3		0.9		74.7		232.1
	Allocated interest expense (income) included above (1)	—		—		8.2	15.1		0.9		(24.2)		—
	Provision (Benefit) for income taxes	81.3		15.0		11.6	8.9		2.3		54.5		173.6
	Net income (loss) from continuing operations	$135.7		$24.2		$22.6	$48.6		$7.0		$76.2	(9)(10)	$314.3

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	Results for the 3 months ended Sep. 30, 2009 include a $0.2 million loss related to the sale of the auction rate security and $1.5 million after-tax restructuring costs.
(3)	Results for the 3 months ended Sep. 30, 2009 include a $5.2 million write-off related to project development costs and $11.1 million after-tax restructuring costs.
(4)	Results for the 3 months ended Sep. 30, 2009 include $2.8 million after-tax restructuring costs.
(5)	Results for the 9 and 12 months ended Sep. 30, 2009 include a $8.7 million gain related to the sale of Navega in the first quarter of 2009. Additionally, the 12 months ended Sep. 30, 2009 results include $9.6 million in taxes related to the repatriated cash and investments from Guatemala in the fourth quarter of 2008.
(6)	Results for the 9 and 12 months ended Sep. 30, 2009 include a $3.6 million loss related to the sale of auction rate securities in the first quarter of 2009. Additionally, the 12 months ended Sep. 30, 2009 includes a $12.0 million valuation allowance in consolidated income taxes related to the cash and investments repatriated from Guatemala in the fourth quarter of 2008.
(7)	Results for the 12 months ended Sep. 30, 2009 include a $1.9 million after-tax charge related to a settlement in the fourth quarter of 2008 with the Florida Public Service Commission Staff of issues involving waterborne coal transportation services provided by a former affiliate company (TECO Transport).
(8)	Results for the 12 months ended Sep. 30, 2009 include a $3.2 million tax benefit booked in the fourth quarter of 2008 related to the sale of TECO Transport.
(9)	Results for the 12 months ended Sep. 30, 2008 include $3.9 million in after-tax transaction costs related to the sale of TECO Transport ($3.3 million in the fourth quarter of 2007, and $0.6 million in the first quarter of 2008).
(10)	Results for the 12 months ended Sep. 30, 2008 include the $149.4 million gain on the sale of TECO Transport and $20.2 million of debt extinguishment costs.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales – Kilowatt-hours*
Three Months Ended September 30,	2009	2008	Percent Change	2009	2008	Percent Change

Residential	$325,123	$299,293	8.6	2,677,315	2,638,801	1.5
Commercial	183,210	176,289	3.9	1,747,816	1,784,064	(2.0)
Industrial – Phosphate	20,071	14,323	40.1	217,686	208,324	4.5
Industrial – Other	26,821	28,155	(4.7)	271,505	326,992	(17.0)
Other sales of electricity	52,246	49,387	5.8	492,839	494,476	(0.3)

	607,471	567,447	7.1	5,407,161	5,452,657	(0.8)

Deferred and other revenues	(7,797)	(276)	—	—	—	—
Sales for resale	8,341	18,334	(54.5)	81,111	241,394	(66.4)
Other operating revenue	12,900	11,766	9.6	—	—	—
SO2 Allowance Sales	—	4,633	(100.0)	—	—

	$620,915	$601,904	3.2	5,488,272	5,694,051	(3.6)

Average customers	666,464	666,164	0.0	—	—	—

Retail Net Energy For Load				5,722,363	5,729,058	(0.1)

Total Degree Days				1,673	1,525	9.7

	Operating Revenues*			Sales – Kilowatt-hours*
Nine Months Ended September 30,	2009	2008	Percent Change	2009	2008	Percent Change

Residential	$833,787	$753,544	10.6	6,622,089	6,570,333	0.8
Commercial	522,749	485,634	7.6	4,711,266	4,873,600	(3.3)
Industrial – Phosphate	60,896	47,412	28.4	684,834	693,125	(1.2)
Industrial – Other	85,445	85,827	(0.4)	830,725	957,065	(13.2)
Other sales of electricity	152,709	138,804	10.0	1,357,679	1,377,059	(1.4)

	1,655,586	1,511,221	9.6	14,206,593	14,471,182	(1.8)

Deferred and other revenues	(32,919)	5,495	(699.1)	—	—	—
Sales for resale	33,541	53,515	(37.3)	347,764	661,194	(47.4)
Other operating revenue	35,803	32,657	9.6	—	—	—
SO2 Allowance Sales	93	6,595	(98.6)	—	—	—

	$1,692,104	$1,609,483	5.1	14,554,357	15,132,376	(3.8)

Average customers	666,716	667,574	(0.1)	—	—	—

Retail Net Energy For Load				15,185,734	15,362,654	(1.2)

Total Degree Days				3,511	3,261	7.7

	Operating Revenues*			Sales – Kilowatt-hours*
Twelve Months Ended September 30,	2009	2008	Percent Change	2009	2008	Percent Change

Residential	$1,061,957	$989,802	7.3	8,598,224	8,618,365	(0.2)
Commercial	676,086	647,645	4.4	6,236,385	6,488,593	(3.9)
Industrial – Phosphate	79,548	65,978	20.6	960,844	960,489	0.0
Industrial – Other	110,859	114,573	(3.2)	1,109,395	1,275,035	(13.0)
Other sales of electricity	199,624	185,382	7.7	1,820,168	1,835,867	(0.9)

	2,128,074	2,003,380	6.2	18,725,016	19,178,349	(2.4)

Deferred and other revenues	(56,707)	(23,529)	141.0	—	—	—
Sales for resale	49,710	70,650	(29.6)	570,541	895,764	(36.3)
Other operating revenue	47,493	42,902	10.7	—	—	—
SO2 Allowance Sales	5,293	41,011	(87.1)	—	—	—

	$2,173,863	$2,134,414	1.8	19,295,557	20,074,113	(3.9)

Average customers	666,623	667,703	(0.2)	—	—	—

Retail Net Energy For Load				19,721,865	20,116,635	(2.0)

Total Degree Days				4,173	4,079	2.3

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended September 30,	2009	2008	Percent Change	2009	2008	Percent Change

By Customer Segment:
Residential	$24,973	$26,582	(6.1)	9,947	10,724	(7.2)
Commercial	29,072	34,104	(14.8)	83,262	82,075	1.4
Industrial	1,723	1,855	(7.1)	41,548	44,381	(6.4)
Off System Sales	31,905	105,430	(69.7)	82,763	99,018	(16.4)
Power generation	2,397	2,869	(16.5)	158,994	134,318	18.4
Other revenues	8,739	7,815	11.8	—	—	—

	$98,809	$178,655	(44.7)	376,514	370,516	1.6

By Sales Type:
System supply	$69,693	$151,262	(53.9)	104,049	122,544	(15.1)
Transportation	20,377	19,579	4.1	272,465	247,972	9.9
Other revenues	8,739	7,814	11.8	—	—	—

	$98,809	$178,655	(44.7)	376,514	370,516	1.6

Average customers	333,034	334,077	(0.3)	—	—	—

	Operating Revenues*			Therms*
Nine Months Ended September 30,	2009	2008	Percent Change	2009	2008	Percent Change

By Customer Segment:
Residential	$111,440	$107,536	3.6	56,740	53,329	6.4
Commercial	109,561	116,534	(6.0)	284,924	279,855	1.8
Industrial	5,707	6,345	(10.1)	133,837	144,534	(7.4)
Off System Sales	84,615	271,810	(68.9)	195,948	259,668	(24.5)
Power generation	7,752	10,028	(22.7)	412,026	373,963	10.2
Other revenues	31,701	26,244	20.8	—	—	—

	$350,776	$538,497	(34.9)	1,083,475	1,111,349	(2.5)

By Sales Type:
System supply	$252,937	$445,620	(43.2)	295,232	357,476	(17.4)
Transportation	66,138	66,633	(0.7)	788,243	753,873	4.6
Other revenues	31,701	26,244	20.8	—	—	—

	$350,776	$538,497	(34.9)	1,083,475	1,111,349	(2.5)

Average customers	334,720	335,496	(0.2)	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended September 30,	2009	2008	Percent Change	2009	2008	Percent Change

By Customer Segment:
Residential	$154,361	$139,128	10.9	77,788	69,851	11.4
Commercial	148,581	151,861	(2.2)	380,951	371,366	2.6
Industrial	7,605	8,679	(12.4)	178,984	188,863	(5.2)
Off System Sales	130,306	330,423	(60.6)	260,063	336,787	(22.8)
Power generation	10,391	13,464	(22.8)	493,507	490,696	0.6
Other revenues	41,954	34,958	20.0	—	—	—

	$493,198	$678,513	(27.3)	1,391,293	1,457,563	(4.5)

By Sales Type:
System supply	$363,294	$554,520	(34.5)	395,531	465,817	(15.1)
Transportation	87,950	89,035	(1.2)	995,762	991,746	0.4
Other revenues	41,954	34,958	20.0	—	—	—

	$493,198	$678,513	(27.3)	1,391,293	1,457,563	(4.5)

Average customers	334,557	335,027	(0.1)	—	—	—

*	in thousands